News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

For Immediate Release

Conifer Holdings Names New Board Chair; Appoints New Director

Troy, MI, January 17, 2024 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) announced today that its Board of Directors has named Isolde G. O’Hanlon to the role of Acting Board Chair, effective immediately. Ms. O’Hanlon was elected to the Conifer Board of Directors in 2017. She has served as Chair of the Audit Committee since March 2019, and also serves as a member of the Compensation Committee and the Finance & Investment Committee.

Ms. O’Hanlon has more than 25 years in the Insurance Investment Banking field. She has extensive experience in providing advice and capital raising to specialty property casualty carriers, insurance distribution firms and advising public pension funds and private equity on investments in the Insurance Industry. Ms. O’Hanlon graduated with an AB in Economics from Smith College.

The Company also announced that J. Grant Smith has been elected to serve on the Company’s Board of Directors. With the addition of Mr. Smith, Conifer’s Board of Directors increases to ten members.

Mr. Smith currently serves as the President and Chief Operating Officer for Waterford Bank, N.A. Mr. Smith executed the successful merger of Clarkston Financial Corporation and its wholly owned subsidiary Clarkston State Bank in January 2020 with Waterford Bancorp.

During his first three years as President and CEO, Mr. Smith designed and implemented the turnaround plan for the Corporation, which ultimately resulted in the recapitalization of the Corporation and achieved record profitability and performance results post-recession. Mr. Smith received his B.B.A. in Finance and M.S. in Corporate Finance from Walsh College in Troy.

About the Company

Conifer Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, Conifer offers specialty insurance coverage for both commercial and personal lines, marketing through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market under the symbol CNFR. Additional information is available on the Company's website at IR.CNFRH.com.